UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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SUNTRUST BANKS, INC.

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Below are excerpts from the transcript of the live webcast earnings presentation held by SunTrust Banks, Inc. on April 18, 2019.

[…]

William H. Rogers, Chairman & Chief Executive Officer, SunTrust Banks, Inc.:

The overall momentum we have continues to validate my view that SunTrust on a standalone basis is approaching the proposed merger with BB&T from a position of strength. Individually, we’re two very strong companies. Together, we’re creating the premier financial institution.

With that, let me provide a little bit of progress and update on the merger on slide 14. The executive management team that we announced back in February has been meeting on a weekly basis. So we’re really making good progress on key decisions about organizational design, about talent, our new culture, and overall integration planning among a variety of other topics. We formally kicked off our integration planning process a few weeks ago and have identified integration leads across the businesses and functions with some support from some third party consultants.

Our teams are really working well together. They’ve identified key work streams with a defined set of milestones, all of which we must deliver by legal day one. As you’d anticipate, risk oversight underpins the entire integration process and we have significant controls in place to ensure the process is appropriately governed. Our teams worked effectively and efficiently to file the merger application in the S-4 registrations statement back at the beginning of the March, which is on track with our targeted timing.

With regard to our new brand, we’re using this as a culture building process for our teammates and associates. We just finished a brand attribute bracket-based process and both of our respective organizations identified the same four core and aspirational brand attributes we desire for our new company. In my mind, this reinforced our premise of this merger of equals and it’s one more example of how we’re coming together as one company. We’ve also engaged Interbrand, which is a leading brand agency to help guide us. We’re targeting to have a new name and brand by the end of the second quarter.

Key leaders from SunTrust and BB&T have held listening sessions with community groups across our market, which was incredibly helpful and insightful. We’re both firmly committed to responding to our community needs and continue in our strong locally focused investments. We’re working very hard to lay the groundwork for a new company culture. We both have strong cultures with high levels of teammate and associate engagement, and we’re both purpose and mission-driven companies. Together, we’re going to create a new culture that takes the best of both. And we’ll do this together as a team with involvement from all of our team mates and our associates.

We completed our first executive team building exercise at the BB&T Leadership Institute last week, and obviously plan to have more of those sessions over the next coming months. The CCAR teams across both companies are working very hard and very well together to conduct joint stress tests and submit a joint capital plan to the Federal Reserve in May.

Lastly, we’re working on determining the next level of leadership for the combined company with an objective of making those announcements in the second quarter. Our objective is to promote the best of both companies, ensure diversity, and equal representation from both sides.

Overall, I think Kelly and I are incredibly pleased with the progress we’ve made in such a short period of time. More importantly, the more time we spend together as a new management team and the more our teams work together, we’re increasingly confident in the opportunities we have ahead of us, and our ability to achieve the targeted cost saves and realize our full potential. The work we have ahead of us continues at a brisk, but controlled pace, and I’m highly confident that our teams will help us realize our vision of creating the premier financial institution.

[…]

Participant: Just a two-part question on preparations for the MOE, Bill. One is, what is the sentiment of the employees like? And what are you and your team doing to minimize distraction going into the merger close? And the second part of that question is, as I think about some of the investment spend that you’ve completed like nCino and further projects that you may have, how are you determining what to continue to go through in terms of investment spend versus what you may suspend prior to the deal closing?

Mr. Rogers: Yeah. Okay, good questions. First of all, as it relates to our teammates and associates, and I can speak specifically on the SunTrust side, but obviously on the BB&T side of the associates as well, the first thing is we’re communicating a lot. And we’re having town halls, we have videos, we have teleconferences, we have things that we’re [indiscernible] (00:40:58) post on their website. So, we’re communicating a lot about the status of where we are because the thing that makes people most uncomfortable is that when things are unsettled. And we want to make sure that they know where things are. They know the progress. They know when we’re going to make announcements and we can be on that front.

The second is I get up every day, and I think Kelly does the same way. I mean, I get up every day to re-recruit everybody who works here. I mean that’s sort of my philosophy and it’s how I think about the world. And the opportunity to recruit not just a SunTrust, but to recruit to NewCo is really exciting. I mean, I think about the opportunity to talk to our teammates about joining this new company that shares their values, that cares about them, that they know, then the capacity to invest and things that are important to them, things that are important to their clients, the new capabilities, new training, and even more so their career opportunities. So their own personal career opportunities are going to expand exponentially. I mean, there are markets that we’re in that we were never in before. There are things that we do that we didn’t do before. So we’re taking the philosophy that we’re recruiting to NewCo. And I like the job. I mean, I think, I like doing that. I think that’s an incredible opportunity.

As to how to determine, as I said before, I mean this is a best-of-breed optionality. So we’ve got integration teams that represents both sides equally. I mean, we’re – so at every intersection point, as it relates to whatever it may be, a platform, application, we have people sitting at the table. And their mission is to not choose one or the other, it’s to choose the best. And if that doesn’t exist, we may choose something that’s an alternative to what we each have. So this is – and I think our teammates recognize that this is a once in a generational opportunity to really choose the best alternatives that are strong for clients and strong for communities, and make our companies more efficient. So I think Kelly and I have been very clear that it’s the best-of-breed process and the winner is going to be client, the teammates and the shareholder.

[…]

Participant: And then, Bill, separate topic here, but just as you think about the combined capital or the capital of the combined company, Kelly has said earlier today, the board has decided to hold 10% CET1 at least initially. You’ve obviously optimized capital at SunTrust down to 9.1%. And I know you’ve been asked before, but it would seem like over time there will be opportunity to bring down that 10% and I don’t know if you would have more confidence as the integration was completed successfully, but just thoughts on there is a little bid ask in terms of you want capital or they want capital and the combined company, you would think wouldn’t need to have as much excess maybe as BB&T stand alone?

Mr. Rogers: Yeah. Well, first and foremost, let me say, we’re aligned. So we’re aligned on 10% capital as a really good starting point for our company. I think as you noted, I mean that can change over time. But I think as we – particularly as we enter into this merger and we look at all the integration and the things that we’ve got to do over the course of – over the course of the next two years, the last thing we want to have as a discussion is about capital. We want to make sure that if it’s conservative, fine, that’s a good label. But we want to have a capital base that can withstand any changes anticipated or unanticipated. And then it will be a factor of wherever the economic environment is when we get through that process. So we’re aligned on this. So I think this is a – I think this is a good – this is a good strategy. I don’t think it’s contrary to optimizing capital. I think it’s consistent with optimizing capital against the situation that you’re in right now, which is a big merger.

[…]

Participant: There are a lot of banks who talk about the opportunities that they feel from the combination of SunTrust and BB&T. And I’m curious to what extent you feel that you need to play defense as you integrate the merger or is it more the opposite that you continue to forge ahead on the offense as you have been?

Mr. Rogers: Oh, as I said before, I mean we’re on offense. We’re recruiting to NewCo. I mean, we’re recruiting to the premier financial institution in the country in terms of new capabilities and new geography and new markets. And I mean – I’ve never had so many tools to recruit. So, to us, it’s about not only recruiting our existing teammates and associates, but the calls would come the other way, trust me. People want to join our organization and we’re seeing that. So, I think this is the mode you’re in, but I love the tools that we have to recruit with.

[…]

Participant: Hey, thanks, guys. Thanks for squeezing me in. Just two quick things. First of all, connected to the premerger planning, you’re having really good loan growth. And I’m just wondering that just – does anything change with regard to the types of lending or the types of risk or the types of mix in over the next few quarters that you look at putting on in contemplation of pro forma and the post-aid merger – post-merger company, sorry?

Mr. Rogers: No, I mean short answer to that is no. We’re building a business that’s consistent with our risk profile. And our risk profile is consistent with the combined risk profile. So, I would fully expect us to be on the same pace. And it reflects the diversity of our business mix and the things I think make us a great merger partner.

[…]

Participant: Hey, Bill. My short question is, how do you deal with the differences in the cultures? That’s the same question I asked to Kelly King. And the longer version of that is, I mean, you know this two out of three mergers don’t pan out well, two out of three bank mergers don’t pan out. Well, so we have to be convinced that this is one of the three that actually worked well. And one of the reasons seems to be related to cultural risk and the road is littered with examples, whether it’s Citigroup, Bank America or old the Bank One First Chicago. So after several decades of seeing these mergers, you weren’t as acquisitive as of your peers and now you’re doing one.

So specifically as it relates to cultural risk, three parts, number one, SunTrust seems a little bit more large corporate capital markets oriented, you might say more urban than BB&T. Number two, there is likely to be some inevitable employee concerns. And then number three, there’s likely to be some inevitable CEO disagreements. So have you discussed and how do you plan to deal with those likely disagreements like in other words what kind of pre-marriage counseling have you had, if you’re getting married and you wanted some advice. So, thank you.

Mr. Rogers: Okay. Well, you threw me off with the last part of your question but I’ve got it. And look Kelly and I are both conscious that the culture is as imperative to making this work. And it’s really been a strong part of our both of our companies. So I’m going to sort of put in some parts, if you look at sort of the core foundation, you sort of look at things that are deeply in the ground. We have a lot of incredible similarities. I mean we are purpose and mission companies, we get up thinking about the big why. Kelly and I both lead in that same fashion. So I think our teams and our companies are sort of the strong foundation of a house that’s really, really solid. And I think it’s very, very, very much – very much aligned.

As you sort of go up the chain on the cultural differences, I mean sure there’ll be some differences but we’re going to celebrate those. I mean I view those as opportunities. I view those as opportunities to come together under a new culture. Pick the best of both, do it together, do it as a team. As I mentioned earlier, all the teamwork stuff has been really, really working well and got started off to a great start. So we’ll do that together. The final results will be more inclusive. It will be – we will have great engagement at the outset and throughout. And I think, I personally and I think our teams are going to be really excited about that.

I don’t accept sort of urban and rural definitions. So if that’s your implication, I don’t need to accept that as a premise. I think we’re great bankers and BB&T are great bankers, and we’re going to work together. We’re going to work together well. Our teammates and associates, I think on balance are really excited about where this is going. I said before we’re doing a lot of communication. We’re doing a lot of re-recruiting, spending a lot of time in front of teammates. And I think, they’re excited about this venture and the opportunities that they have in it.

As it relates to CEO disagreement, I mean Kelly and I are going to agree on everything. I think that’s fine. That’s good. That’s what makes a vibrant outcome, but I’m 100% sure we’re going to start everything from the right framework. We’re going to start it from why? We’re going to start it from purpose, and we’re going to start from mission. And as long as we start there, I’m confident that the outcomes will be really, really strong and great for shareholders and teammates and associates and communities and clients.

Participant: And just one quick follow-up. So when you a define a new culture, what does that mean? When you say best-of-breed, could you be a little more specific, give a couple of examples like what are you going to take from SunTrust? What do you take from BB&T? Can you just put a little bit more meat on the bones for this idea of a new culture? Thanks.

Mr. Rogers: Yeah. I think, we’re working on those things. If you define culture is caring about people and putting clients first and being community diverse business models, lower risk, less volatile profile, one team focus, I mean those are all things that we have in common. The choices are more around how do you activate, how do you pick the best of what teams do. We’re electing to put a pension plan in SunTrust that BB&T has. That’s a great cultural aspect that our teammates are going to benefit from.

We’re going to put a momentum on up, teammates focus, financial wellness program into the BB&T system. That’s a great way for both of them to benefit. And it’s an example of you choose from both, but your foundation is we care. We care about you. We care about your wife’s ambitions, and we want you to stay and be part of part of this company. So those are just some examples, Mike, of how we’re going to go back and choose positives more in terms of how we activate against really strong cultures.

[…]

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, business plans and the future performance of BB&T and SunTrust. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “could,” “may,” “should,” “will” or other similar words and expressions are intended to identify these forward-looking statements. These forward-looking statements are based on BB&T’s and SunTrust’s current expectations and assumptions regarding BB&T’s and SunTrust’s businesses, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Many possible events or factors could affect BB&T’s or SunTrust’s future financial results and performance and could cause actual results or performance to differ materially from anticipated results or performance. Such risks and uncertainties include, among others: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between BB&T and SunTrust, the outcome of any legal proceedings that may be instituted against BB&T or SunTrust, delays in completing the transaction, the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction) and shareholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all, the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where BB&T and SunTrust do business, the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, diversion of management’s attention from ongoing business operations and opportunities, potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction, the ability to complete the transaction and integration of BB&T and SunTrust successfully, and the dilution caused by BB&T’s issuance of additional shares of its capital stock in connection with the transaction. Except to the extent required by applicable law or regulation, each of BB&T and SunTrust disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information regarding BB&T, SunTrust and factors which could affect the forward-looking statements contained herein can be found under the captions “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in BB&T’s and SunTrust’s joint proxy statement/prospectus that forms part of the registration statement on Form S-4 filed by BB&T, in BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and its other filings with the Securities and Exchange Commission (“SEC”), and in SunTrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and its other filings with the SEC.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger with SunTrust, BB&T has filed with the SEC a registration statement on Form S-4 to register the shares of BB&T’s capital stock to be issued in connection with the merger. The registration statement includes a joint proxy statement/prospectus, which will be sent to the shareholders of BB&T and SunTrust seeking their approval of the proposed transaction.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THESE DOCUMENTS DO AND WILL CONTAIN IMPORTANT INFORMATION ABOUT BB&T, SUNTRUST, AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from BB&T at its website, www.bbt.com, or from SunTrust at its website, www.suntrust.com. Documents filed with the SEC by BB&T will be available free of charge by accessing BB&T’s website at http://bbt.com/ under the tab “About BB&T” and then under the heading “Investor Relations” or, alternatively, by directing a request by telephone or mail to BB&T Corporation,

200 West Second Street, Winston-Salem, North Carolina 27101, (336) 733-3065, and documents filed with the SEC by SunTrust will be available free of charge by accessing SunTrust’s website at http://suntrust.com/ under the tab “Investor Relations,” and then under the heading “Financial Information” or, alternatively, by directing a request by telephone or mail to SunTrust Banks, Inc., 303 Peachtree Street, N.E., Atlanta, Georgia 30308, (877) 930-8971.

Participants in the Solicitation

BB&T, SunTrust and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of BB&T and SunTrust in connection with the proposed transaction under the rules of the SEC. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, are included in the joint proxy statement/prospectus regarding the proposed transaction and will be included in other relevant materials to be filed with the SEC when they become available. Additional information about BB&T, and its directors and executive officers, may be found in the definitive proxy statement of BB&T relating to its 2019 Annual Meeting of Shareholders filed with the SEC, and other documents filed by BB&T with the SEC. Additional information about SunTrust, and its directors and executive officers, may be found in the definitive proxy statement of SunTrust relating to its 2019 Annual Meeting of Shareholders filed with the SEC, and other documents filed by SunTrust with the SEC. These documents can be obtained free of charge from the sources described above.